                            SCHEDULE 14A INFORMATION

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                      COMPUTER HORIZONS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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        ------------------------------------------------------------------------
    (4) Date Filed:

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

                             COMPUTER HORIZONS CORP.

DEAR FELLOW SHAREHOLDER:

I am pleased to enclose our earnings release for the quarter ending March 31, 2003. I would like to take a few moments to point out why we at Computer Horizons are excited about our best quarter in the last six quarters and very optimistic for the future.

EPS ESTIMATES EXCEED STREET CONSENSUS AND COMPANY EXPECTS PROFITABILITY FOR THE FULL YEAR 2003

o When you look at the results, on an EBITDA basis (essentially cash operating income) your company was at breakeven for the quarter. That's a very good sign of turnaround on the horizon and we expect sequential improvement in EBITDA for the remainder of the year.


o The Company's strategy to transition its business to a vertically-oriented, global services company, powered by Chimes, is working, and ahead of plan.

o Your company continues building its higher margin business, adding three new clients at Chimes this quarter, with a strong pipeline of potential clients and an expectation of profitability in the second half; while showing good revenue growth and gross margin improvement in our Solutions business.

o We are on track to profitability in the range of $.03 to $.05 for the full year 2003, assuming that the IT spending environment stabilizes by mid-year; we should come in above Street consensus estimates in this regard.

o Our balance sheet continues to be strong, with cash balances at $70 million, no debt, and $100 million in working capital; a superior financial position, by any measure.

With our improving bottom line, increasing EBITDA and strong balance sheet, the Company is in excellent position to take advantage of opportunities for growth as they present themselves, both in the current challenging environment, as well as in any economic upturn.

Your Board and Management team remain confident in our business plan and committed to working for the best interests of all our shareholders. We urge you to read the attached release carefully, and we thank you for your consideration and continued support.

                                Sincerely,

                                /s/ William J. Murphy

                                William J. Murphy
                                President and Chief Executive Officer

--------------------------------------------------------------------------------
                   YOUR VOTE IS IMPORTANT - PLEASE VOTE TODAY!
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The Annual Meeting is only days away and your vote is very important this year. PLEASE VOTE YOUR WHITE PROXY CARD TODAY - vote FOR your Board's nominees and FOR proposals 2, 3 and 4 and vote AGAINST proposal 5 - the Aquent shareholder proposal. Even if you have already voted, we ask that you vote the enclosed proxy card. Only your latest dated proxy card will be counted.
--------------------------------------------------------------------------------

EXCEPT FOR HISTORICAL INFORMATION, ALL OF THE STATEMENTS, EXPECTATIONS AND ASSUMPTIONS CONTAINED IN THE FOREGOING ARE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. IT IS POSSIBLE THAT THE ASSUMPTIONS MADE BY MANAGEMENT--INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO CONTRACT AWARDS, SERVICE OFFERINGS, MARKET OPPORTUNITIES, RESULTS, PERFORMANCE EXPECTATIONS, EXPECTATIONS OF COST SAVINGS, OR PROCEEDS FROM SALE OF CERTAIN OPERATIONS--MAY NOT MATERIALIZE.

ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS. IN ADDITION TO THE ABOVE FACTORS, OTHER IMPORTANT FACTORS INCLUDE THE RISKS ASSOCIATED WITH UNFORESEEN TECHNICAL DIFFICULTIES, THE ABILITY TO MEET CUSTOMER REQUIREMENTS, MARKET ACCEPTANCE OF SERVICE OFFERINGS, CHANGES IN TECHNOLOGY AND STANDARDS, THE ABILITY TO COMPLETE COST-REDUCTION INITIATIVES, THE ABILITY TO EXECUTE THE SALE OF CERTAIN OPERATIONS OR OTHER INITIATIVES, DEPENDENCIES ON KEY EMPLOYEES, CUSTOMER SATISFACTION, AVAILABILITY OF TECHNICAL TALENT, DEPENDENCIES ON CERTAIN TECHNOLOGIES, DELAYS, MARKET ACCEPTANCE AND COMPETITION, AS WELL AS OTHER RISKS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION, PRESS RELEASES, AND OTHER COMMUNICATIONS.

SHAREHOLDERS OF COMPUTER HORIZONS ARE ADVISED TO READ MANAGEMENT'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH MANAGEMENT'S SOLICITATION OF PROXIES FROM COMPUTER HORIZONS SHAREHOLDERS.

Shareholders of Computer Horizons and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Computer Horizons with the SEC, at the SEC's Internet website at WWW.SEC.GOV. The Definitive Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Computer Horizons in the solicitation of proxies, toll-free at 1-800-607-0088.

--------------------------------------------------------------------------------
                                   IMPORTANT!
--------------------------------------------------------------------------------


o IF YOU HAVE NOT YET VOTED, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD VOTING FOR PROPOSALS 1 THROUGH 4 AND AGAINST PROPOSAL 5.

o EVEN IF YOU HAVE ALREADY VOTED, WE ASK YOU TO RECONFIRM YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD - REMEMBER; ONLY THE LATEST DATED CARD COUNTS. PLEASE VOTE FOR PROPOSALS 1 THROUGH 4 AND AGAINST PROPOSAL 5.

o WE URGE YOU NOT TO SIGN ANY GOLD PROXY CARD SENT TO YOU BY AQUENT, NOT EVEN AS A VOTE OF PROTEST.

o IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR BANK, YOU MUST RETURN YOUR WHITE PROXY IN THE ENVELOPE PROVIDED BY YOUR BROKER OR BANK IN ORDER FOR YOUR SHARES TO BE VOTED AS RECOMMENDED BY YOUR BOARD.

         IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES, PLEASE CALL OUR PROXY SOLICITOR:

                      MORROW & CO., INC. AT (800) 607-0088
--------------------------------------------------------------------------------



FOR IMMEDIATE RELEASE
      CONTACT:        Michael Shea, CFO                                            Lauren Felice
                      David Reingold, Senior Vice President, Marketing, IR         RF Binder Partners
                      Computer Horizons Corp.                                      (212) 994-7541
                      (973) 299-4000                                               LAUREN.FELICE@RFBINDER.COM
                                                                                   --------------------------
                      mshea@computerhorizons.com
                      DREINGOL@COMPUTERHORIZONS.COM
                      -----------------------------

          COMPUTER HORIZONS REPORTS IMPROVED FIRST QUARTER 2003 RESULTS

      PERFORMANCE IN LINE WITH COMPANY GUIDANCE; SOLUTIONS BUSINESS STRONG; CHIMES GAINS MOMENTUM WITH SEVERAL NEW IMPLEMENTATIONS AND WINS; IT SERVICES
                PERFORMANCE CONTINUES TO REFLECT ECONOMIC MALAISE

    COMPANY ON TRACK FOR PROFITABILITY FOR THE FULL YEAR AS ITS BUSINESS PLAN
                                GAINS ACCEPTANCE

Mountain Lakes, NJ, April 30, 2003 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic human capital management and professional services company, today announced financial results for its first quarter ended March 31, 2003. William
J. Murphy, president and chief executive officer, said that the company continues to make progress, particularly in its Solutions businesses and in terms of implementations of its Chimes human capital management software at several new clients. Mr. Murphy also said that CHC is narrowing the gap to profitability and is on target for full year positive results. He stated that the Company's strategy to transition its business to a vertically oriented global services and solutions company, powered by Chimes, is ahead of plan.

FINANCIAL HIGHLIGHTS

CHC recorded revenues for the first quarter of 2003 of $60.3 million, a 24 percent decline from the first quarter of 2002 and a 10 percent decline on a sequential basis, from the fourth quarter of 2002. Excluding the operations of assets held for sale in 2002, revenues declined from the first quarter of 2002 by $16.1 million, or 21 percent. The top line shortfall is driven by continued headcount reductions in the IT Services Group, an industry-wide phenomenon, while both the Solutions Group and Chimes registered revenue improvement, year-over-year.

The Company reported a net loss of $1.3 million, or $(0.04) per share, for the first quarter of 2003 compared with a net loss of $31.1 million, or $(0.99) per share in the first quarter of 2002. The first quarter 2003 loss of $(0.04) per share includes a $(0.01) per share loss attributable to the final disposition of the company's eB Solutions - European practice and restructuring charges. The 2002 net loss includes a charge for the change in accounting principle of $(0.95) per share and a $0.03 per share net gain on the sale and operations of assets held for sale. (See Pro Forma Financial Reconciliation Table.)

Commenting on CHC's financial position and performance, Michael J. Shea, chief financial officer of Computer Horizons, said, "Despite today's challenging economy, we continue to make headway in areas of strategic significance, particularly in our Solutions Group and Chimes business, while prudently paring back on our cost structure. We are on track to profitability for the full year 2003, assuming that the IT spending environment stabilizes by mid-year. In fact, for the first quarter we were essentially breakeven on an EBITDA basis. Our balance sheet metrics as of March 31, 2003 continue to be strong, with cash balances at $70 million, no debt and $100 million in working capital. We intend to deploy cash opportunistically and as appropriate, while pursuing our strategic objectives of expanding our Solutions practice in the pharmaceutical and Federal Government sectors, through various business combinations and ventures."

During the first quarter of 2003, CHC acquired an additional 276,200 shares of its common stock in the open market under its stock repurchase program. Cash flows for the first quarter of 2003 showed a net increase of $11 million, after capital expenditures and stock repurchases of $1.7 million.

OPERATIONAL REVIEW

SOLUTIONS GROUP

o During the first quarter, revenues increased to $19.6 million from $17.8 million (excluding assets held for sale) last year, an increase of 10 percent year-over-year and 3 percent on a sequential basis; Operating profit for the period was $1.7 million

o Growth trend continues at CHC Healthcare Solutions, with successful penetration of the payer market.

o During the first quarter, CHC signed new projects with OfficeMax and WebMD, which are being handled at its nearshore Montreal facility. At the same time, as CHC's nearshore outsourcing facility reached its full capacity, we initiated plans for expansion of this facility during the remainder of the year.

o Gross margins improved during the first quarter, with strong utilization rates

o Cost containment efforts continue across the board; sold the vestiges of the CHC Solutions office in London at a slight loss to book value.

"I am pleased with the Solutions Group's performance this quarter, as we have delivered ahead of plan" said George Brucia, president of CHC's Solutions Group. "Our strategy to reduce our consulting "bench-time" and employ a more virtual consultant placement technique has been very rewarding and has resulted in our achieving strong utilization rates this quarter. During the quarter, we also signed on a major systems development project for the retail pharmacy industry.

"CHC Healthcare Solutions successfully entered yet another target market in county government organizations, signing agreements this quarter with approximately five counties for HIPAA compliance work. At the same time, CHC Healthcare Solutions has expanded its existing relationship with New York Health and Hospitals Corporation to include email encryption and wireless technology work.

"Our government services practice is also enjoying a healthy pipeline of business. We continue to expand our relationship with the City of New York, relating to the "311" initiative, by providing implementation, helpdesk and 24-hour support services for police department emergencies.

"Turning to the outsourcing market, I am pleased to report that our Montreal facility is already at capacity, and we have expanded this facility, based on healthy demand for nearshore solutions," said Brucia. "At the same time, we are exploring the possibility of establishing a new solutions center location in Central America to complement our outsourcing business that is "time zone sensitive." Meanwhile, the head of our Chennai, India facility is now in place, and our team there has already commenced work for Westfield Insurance, while we have been developing a healthy pipeline of business for them. We expect great things from our best-shore outsourcing strategy. This continues to be a tremendously rewarding growth opportunity, as our recent experience in Montreal has demonstrated," Brucia concluded.

CHIMES, INC.

o Chimes reported $4.5 million in revenue during the first quarter of 2003 compared with $3.9 million in the prior year's period; operating loss for the period was $1.9 million.

o Chimes added three new clients during the first quarter and four additional customers are currently in implementation phase.

o Strong list of potential customers, both domestic and international, in final review.

o Chimes performed on plan during first quarter, on track for profitability during second half of 2003.

o Chimes footprint expands with increased interest in RPM (Resource and Portfolio Management tool) offering.

o        Chimes expands Platinum Partnership to Europe, with Parity Group PLC
         Agreement.

Barry Olson, co-president of Chimes, Inc., commented, "During the first quarter, Chimes continued to increase marketshare by winning three new client engagements. In addition, the company signed its third platinum partnership with Parity, a leading provider of IT services, training and human capital management solutions with 30 offices throughout Europe and North America. This agreement will help to significantly reduce infrastructure and implementation costs at Chimes, as Parity will be implementing and delivering Chimes services at several existing Chimes customers while adding its own expertise in local labor and accounting laws and regulations. The Platinum Partner Alliance program enables major European companies to gain access to the leading human capital management and acquisition solution while continuing to use their preferred staffing resource supplier." Chimes and Parity will offer customers improved visibility into their workforce acquisition and management functions. Chimes' web-based applications connect requests from internal hiring managers to an aggregated supply chain of proven resource staffing providers while generating metrics on rate cards, performance and spending.

Mike Parfett, co-president of Chimes, Inc., said, "With four customers currently in the implementation phase, and being short-listed on some ten new engagements, we are on track for profitability in the second half of the year. In light of challenging economic conditions, we will continue to manage our business prudently, and will take costs out of our business model by continuing to streamline our delivery model and realigning development responsibilities. Our goal at Chimes is growth and profitability, and we will continue to focus on our channel alliance marketing and delivery strategy, while enhancing our offering to achieve this goal."

IT SERVICES

o Revenues in the first quarter decreased $18.5 million, or 34 percent from the prior year, and a 17 percent decline, sequentially. Operating loss for the period was $1.2 million.

o Billable headcount was down in January but has moderated in February and March.

o The IT Services sales force continued to leverage current and new client relationships to develop and win Solutions services around CHC's "bestshore" brand.

Randy Verdino, president of CHC's IT Services Division, noted, "We continue to manage the IT Services division closely, taking costs out of the business while maintaining billable headcount where possible, in light of the continued softness in the IT Services market. We have completed the realignment of our sales team, eliminating a layer of management and increasing the responsibility of regional managers in the field. And we will continue to monitor our costs closely, in order to reach our ultimate goal of getting this business back to profitability. Our staffing business remains well-positioned to respond to an economic turn for the better, as we concurrently develop and close CHC Solution sales."

SUMMARY

Mr. Murphy commented, "In summary, we are pleased with our progress against our realigned business model, despite the continuing challenges of a recessive economic environment. We have de-emphasized our low margin staffing business and have been successfully transitioning the company toward the higher end...a higher margin, vertically oriented global services and solutions provider, powered by Chimes. We are also increasingly recognized as a cost effective alternative to the large systems integrators.

"Our mission is clear. We aim to return CHC to its historical tradition of growth and profitability, and we are confident in our business strategy in pursuit of same," Mr. Murphy concluded.

LOOKING FORWARD

Due principally to continued softness in domestic IT spending, CHC expects that revenue for the second quarter of 2003 will be in the range of $60 to $62 million. As previously indicated, the company expects to narrow its operating loss in the second quarter to a range of $(0.02) to $(0.04) per share, excluding any special charges. At the same time, CHC anticipates sequential top and bottom line growth in the second half of the year and believes that it is on track for full year profitability from operations in the range of $0.03 to $0.05 per share, and should come in above Street estimates, assuming that economic conditions in the IT spending environment stabilize by mid-2003.

Mr. Murphy concluded by noting, "We are pleased with first quarter performance. In fact, excluding restructuring charges for the first quarter, EBITDA was essentially breakeven. This represents our most favorable operating performance in six quarters. We expect EBITDA to improve sequentially through the remainder of the year."

OTHER CURRENT MATTERS

Mr. Murphy acknowledged the current proxy activities of Aquent, LLC, a privately held staffing company which has made an unsolicited proposal of a business combination to the CHC Board and is pursuing Board representation and a by-law amendment reducing the vote requirement to call a special meeting of shareholders. He said that Aquent's proxy activities are confusing and misleading to CHC's shareholders.

In addition, Mr. Murphy said that the Board and its financial advisors, J.P. Morgan, are evaluating Aquent's purported cash proposal and that the CHC Board of Directors would advise shareholders of its assessment promptly, after due consideration. Furthermore, Mr. Murphy requested additional financial and other information from Aquent, in order to assist the Board and its financial advisors in the evaluation process. In the meantime, the Board has urged shareholders to vote against Aquent's Board nominees as unnecessary and of no additional value to the Board and it is against the by-law revision reducing the requirement for a special shareholders' meeting to 10%, which the CHC Board says could be potentially disruptive to its effort to maximize shareholder value.

Finally, Mr. Murphy said that the Board's position on the Aquent matter will be fully reflected in a press release, to follow.

Computer Horizons Corp. will conduct a conference call webcast at 10:00 A.M.
(EST) today to discuss first quarter results. The call will be broadcast live via the Internet and can be accessed for the next 14 days at HTTP://WWW.COMPUTERHORIZONS.COM.

PRO FORMA INCOME RECONCILIATION
A reconciliation of reported operating results to pro forma income amounts is as follows:


                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                               (IN THOUSANDS)

                                                                 -------------------------------------------------------------------
                                                                                 2003                            2002
                                                                 -----------------------------       -------------------------------
                                                                             $            EPS                 $             EPS
                                                                  ------------  -------------  ----------------  --------------
Net loss as reported                                                   $(1,279)        $(0.04)         $(31,094)         $(0.99)
Loss on investments                                                         --             --                40              --
Restructuring charges                                                      174             --                --              --

Operating results of the assets held for sale, including
      (gain)/loss on sale of assets                                        191           0.01            (1,071)          (0.03)

                                                                  ------------  -------------  ----------------  --------------
Cumulative effect of change in accounting principle (FAS No. 142)           --             --            29,861            0.95
Pro forma net loss*                                                    $  (914)        $(0.03)          $(2,264)         $(0.07)
                                                                  ============  =============  ================  ==============

*Not a measurement in accordance with Generally Accepted Accounting Principles.

ABOUT COMPUTER HORIZONS CORP.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic human capital management and professional services company with more than thirty years of experience, specifically in information technology. As a global leader in systems integration and managed services, CHC enables companies to maximize technology investments. By leveraging its core business in IT services and its proprietary technology through Chimes, its wholly-owned subsidiary, CHC is enabling its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise's business functions. For more information on Computer Horizons, please visit our Web site at WWW.COMPUTERHORIZONS.COM.

EXCEPT FOR HISTORICAL INFORMATION, ALL OF THE STATEMENTS, EXPECTATIONS AND ASSUMPTIONS CONTAINED IN THE FOREGOING ARE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. IT IS POSSIBLE THAT THE ASSUMPTIONS MADE BY MANAGEMENT--INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO CONTRACT AWARDS, SERVICE OFFERINGS, MARKET OPPORTUNITIES, RESULTS, PERFORMANCE EXPECTATIONS, EXPECTATIONS OF COST SAVINGS, OR PROCEEDS FROM SALE OF CERTAIN OPERATIONS--MAY NOT MATERIALIZE.

ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS. IN ADDITION TO THE ABOVE FACTORS, OTHER IMPORTANT FACTORS INCLUDE THE RISKS ASSOCIATED WITH UNFORESEEN TECHNICAL DIFFICULTIES, THE ABILITY TO MEET CUSTOMER REQUIREMENTS, MARKET ACCEPTANCE OF SERVICE OFFERINGS, CHANGES IN TECHNOLOGY AND STANDARDS, THE ABILITY TO COMPLETE COST-REDUCTION INITIATIVES, THE ABILITY TO EXECUTE THE SALE OF CERTAIN OPERATIONS OR OTHER INITIATIVES, DEPENDENCIES ON KEY EMPLOYEES, CUSTOMER SATISFACTION, AVAILABILITY OF TECHNICAL TALENT, DEPENDENCIES ON CERTAIN TECHNOLOGIES, DELAYS, MARKET ACCEPTANCE AND COMPETITION, AS WELL AS OTHER RISKS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION, PRESS RELEASES, AND OTHER COMMUNICATIONS.

       SHAREHOLDERS OF COMPUTER HORIZONS ARE ADVISED TO READ MANAGEMENT'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH MANAGEMENT'S SOLICITATION OF PROXIES FROM COMPUTER HORIZONS SHAREHOLDERS.

Shareholders of Computer Horizons and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Computer Horizons with the SEC, at the SEC's Internet website at WWW.SEC.GOV. The Definitive Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Computer Horizons in the solicitation of proxies, toll-free at 1-800-607-0088.

                             FINANCIAL TABLES FOLLOW

                    COMPUTER HORIZONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                       THREE MONTHS ENDED
                                             -----------------------------------
                                               MARCH 31,              MARCH 31,
                                                2003                    2002
                                             -----------            ------------
REVENUE:
  IT Services                                $    36,183            $     54,650
  Solutions Group                                 19,601                  20,671
  Chimes                                           4,469                   3,898
                                             -----------            ------------
Total                                             60,253                  79,219
Direct Costs                                      42,773                  58,192
                                             -----------            ------------
Gross Profit                                      17,480                  21,027
Selling, General & Admin.                         18,926                  26,459
Restructuring Charges                                249                       -
                                             -----------            ------------
Loss from Operations                              (1,695)                 (5,432)
Gain/(Loss) on Sale of Assets                       (273)                  3,570
Loss on Investments                                    -                     (61)
Net Interest Income                                  168                      55
                                             -----------            ------------
Loss Before Income Taxes                          (1,800)                 (1,868)
Income Taxes/(Benefit)                              (540)                   (635)
                                             -----------            ------------
Loss Before Cumulative Effect of Change
  in Accounting Principle                         (1,260)                 (1,233)
Minority Interest                                    (19)                     -
Cumulative Effect of Change                            -                 (29,861)
                                             -----------            ------------
Net Loss                                     $    (1,279)           $    (31,094)
                                             ===========            ============
Loss per share -- (Basic and Diluted):
Before Cumulative Effect of Change
  in Accounting Principle                    $     (0.04)           $      (0.04)
Cumulative Effect of Change
  in Accounting Principle                             --            $      (0.95)
Net Loss                                     $     (0.04)           $      (0.99)
Weighted Average Number of Shares
  Outstanding -- Basic and Diluted            30,369,000              31,501,000

                    COMPUTER HORIZONS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)



                                                     MARCH 31,        DECEMBER 31,
                                                       2003               2002
                                                    ----------        ------------
ASSETS:
Current Assets:
  Cash and cash equivalent                          $  70,394          $  59,769
  Accounts receivable, less allowance for
    doubtful accounts                                  56,860             56,616

  Deferred income taxes                                 4,557              4,557
  Refundable income taxes                                   -             19,051
  Other current assets                                  6,148              7,219
                                                    ---------          ---------
    Total current assets                              137,959            147,212

Property and equipment - net                           10,538             11,017

Other assets - net:

Goodwill                                               19,590             19,203

Deferred income taxes                                   8,560              8,020
Other assets                                           11,121              8,279
                                                    ---------          ---------
    Total Assets                                    $ 187,768          $ 193,731
                                                    =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                  $   7,867          $  10,830
  Accrued payroll                                       4,304              4,529
  Income taxes payable                                    624                -
  Tax benefit reserve                                  19,600             19,600
  Restructuring Reserve                                 2,789              3,266
  Other accrued expenses                                3,262              3,408
                                                    ---------          ---------
    Total Current Liabilities                          38,446             41,633

Other long-term liabilities                             5,834              6,243

Shareholders' Equity:
  Common Stock                                          3,315              3,315
  Additional paid in capital                          133,518            133,518
  Accumulated comprehensive loss                       (4,530)            (4,306)
  Retained earnings                                    26,976             28,255
                                                    ---------          ---------
                                                      159,279            160,782

  Less Treasury shares                                (15,791)           (14,927)
                                                    ---------          ---------
  Total shareholders' equity                          143,488            145,855

    Total Liability and Shareholders' Equity        $ 187,768          $ 193,731
                                                    =========          =========

                    COMPUTER HORIZONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                         MARCH 31, 2003      MARCH 31, 2002
                                                         --------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                                   $   (1,279)        $  (31,094)
                                                           ----------         ----------
Adjustments to reconcile net loss to net
cash provided by operating activities:
  Deferred taxes                                                 (540)             4,119
  Depreciation                                                  1,299              1,189
  Provision for bad debts                                         385                662
  Loss/(Gain) on sale of assets                                   273             (3,570)
  Write off of goodwill                                             -             29,861
  Change in assets and liabilities, net of acquisitions:
    Accounts receivable                                          (629)            10,235
    Other current assets                                        1,071             (1,281)
    Assets held for sale                                            -             (1,929)
    Other assets                                               (2,842)             1,314
    Refundable income taxes                                    19,051             (2,769)
    Accrued payroll, payroll taxes and benefits                  (225)            (1,088)
    Accounts payable                                           (2,963)            (6,053)
    Income taxes payable                                          624                  -
    Other accrued expenses                                     (1,255)               210
    Other liabilities                                            (409)               828
                                                           ----------         ----------
Net cash provided by operating activities                      12,561                634
                                                           ==========         ==========
CASH FLOWS FROM INVESTING ACTIVITIES

  Purchases of furniture and equipment                           (820)              (539)
  Proceeds received from the sale of assets                       149             15,880
  Changes in goodwill                                            (387)                 -
                                                           ----------         ----------
    Net cash provided by/(used in) investing activities        (1,058)            15,341
                                                           ==========         ==========
CASH FLOWS FROM FINANCING ACTIVITIES
  Notes payable - banks, net                                        -            (10,000)
  Stock options exercised                                          11                 61
  Purchase of treasury shares                                    (875)              (750)
  Stock issued on employee stock purchase plan                      -                290
                                                           ----------         ----------
    Net cash used in financing activities                        (864)           (10,399)
                                                           ==========         ==========
    Foreign currency losses                                       (14)              (400)
    Net increase in cash and cash equivalents                  10,625              5,176
  Cash and cash equivalents at beginning of year               59,769             41,033
                                                           ----------         ----------
  Cash and cash equivalents at end of period               $   70,394         $   46,209
                                                           ==========         ==========


                                       ###

White Proxy Card         COMPUTER HORIZONS CORP.                      Revised

          This Proxy is Solicited on Behalf of the Board of Directors

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 2003

                                   P R O X Y

            The undersigned appoints William J. Murphy as Proxy to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ on Wednesday, May 14, 2003 at 10:00 A.M. and any adjournment(s) thereof. This proxy when properly executed revokes all prior proxies.

--------------------------------------------------------------------------------

            Signature(s) should agree with name(s) printed hereon. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.

         MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN
                             THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                REVOCABLE PROXY
Revised                     COMPUTER HORIZONS CORP.           WHITE Proxy Card

The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4

                                                                        For All
                                                        For   Withhold   Except

1. The election as directors of all nominees listed     |_|     |_|       |_|
   (except as marked to the contrary below):

   (01) Thomas J. Berry, (02) William M. Duncan,(03) Rocco J. Marano,
   (04) Earl L. Mason, (05) William J. Marino, (06) William J. Murphy

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below:

--------------------------------------------------------------------------------
                                                       FOR    AGAINST   ABSTAIN

2. To ratify the selection of Grant Thornton LLP as    |_|     |_|       |_|
   the Company's independent auditors for the current year.

3. To approve an amendment to the Company's 1991       |_|     |_|       |_|
   Directors' Stock Option Plan extending the expiration date to March 4, 2007.

4. To ratify the issuance of 903,404 shares of the     |_|     |_|       |_|


                                     Page 1


   Company's common stock previously issued under the Company's Employee Stock Purchase Plan and to approve an amendment to the Company's Employee
   Stock Purchase Plan to reserve an additional
   3,500,000 shares (inclusive of the 903,404 shares) of the Company's common stock under such Employee Stock Purchase Plan.

         The Board of Directors recommends a vote AGAINST proposal #5

--------------------------------------------------------------------------------

                                                       FOR   AGAINST    ABSTAIN

5. To approve an amendment to the Company's by-laws    |_|    |_|         |_|
   authorizing shareholders meetings to be called by
   the holders of 10% or more of the Company's
   outstanding stock.
--------------------------------------------------------------------------------
6. Upon any other matters that may properly come before the meeting or any adjournment(s) thereof.


         This proxy, when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted "FOR" Items 1, 2, 3 and 4 and "AGAINST" Item 5.

                                                --------------------------------
         Please be sure to sign                 Date
and date this Proxy in the box below.

--------------------------------------------------------------------------------

--------- Stockholder sign above -------- Co-holder (if any) sign above -------

    Title __________________________________________________________




                                     Page 2